Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of August 18th, 2010 (the “Employment Commencement Date”), by and between QuamTel Inc., a Nevada corporation with its principal place of business at 14911 Quorum Drive, Suite 140, Dallas, Texas 75254 (“QuamTel” or the “Company”), and Scott M. Jonasz, an Arizona resident (the “Executive”) (QuamTel and Jonasz may each be referred to as a “Party” and collectively as the “Parties”).

In consideration of Executive’s agreement to provide certain services and the mutual agreements set forth below, the sufficiency of which is hereby acknowledged, QuamTel and the Executive agree as follows:

SECTION 1.    Employment Relationship.

1.1      Employment by QuamTel

1.1.1   QuamTel hereby employs the Executive, and the Executive hereby agrees to be employed by QuamTel, as the “President” of Syncpointe, LLC., a Missouri limited liability company wholly and directly owned by QuamTel (“Syncpointe”), upon the terms set forth herein.

1.1.2   The Executive shall do and perform all services and acts necessary and advisable to fulfill the duties and responsibilities commensurate and consistent with the Executive’s position as the President of an entity in the business of developing and distributing advanced telecommunication applications (the “Services”).  Such Services shall include, but not be limited to, leading and overseeing Syncpointe’s development and execution of an overall strategic plan, product development and launch, marketing and sales, budgeting, and employee and independent contractor hiring, evaluation, retention, and termination.  The Executive shall report directly to QuamTel’s CEO and Board of Directors (the “Board”).  Executive agrees to perform the Services and to devote, with undivided loyalty, all of the Executives working time, attention and efforts to QuamTel and Syncpointe; provided that, Executive may not engage in outside business activities other than in a non-competitive board seat for no more than one other entity that does not interfere with the orderly and faithful performance of his duties hereunder. Executive agrees to perform the Services in accordance with QuamTel’s general employment policies and directives as in effect from time to time, except that when the express terms of this Agreement directly conflict with such general employment policies or directives, this Agreement shall control.

1.1.3   Term of Employment.  The term of employment shall commence no later than the Employment Commencement Date, and shall continue until the third (3rd) anniversary of the Employment Commencement Date.  The term of this Agreement shall automatically renew for successive two (2) year periods (the initial term and each renewal term collectively, the “Term”), unless either Party notifies the other in writing at least ninety (90) days prior to the end of the then current Term that such Party desires this Agreement to expire at the end of such Term, in which case, this Agreement shall automatically expire.

1.1.4    Member of Board of Directors.  At all times during the Term, the Executive will serve as a member of the QuamTel Board of Directors until the earlier of: (a) the termination of the Term, or (b) the Executive’s resignation from the Company.

1.1.5.  Location of Employment.  The Executive shall work from a location specified by the Company.  QuamTel understands that Executive currently resides in Phoenix, Arizona and acknowledges that such location is an agreeable location from which Executive will provide the Services.  The Company will provide the Executive with such office, telecommunication, computer (including a laptop) and other business equipment and supplies, technical support, and such other resources as are necessary for him to perform the Services hereunder.  In the event that the Parties mutually agree that Executive shall relocate in order to continue his activities as Syncpointe’s President, QuamTel shall pay all reasonable expenses associated with Executive’s transfer and move to the agreed upon location.  These reasonable expenses shall include, but not be limited to, a minimum of three (3) visits for Executive and his immediate family to the agreed upon location in order to search for a home, payment of the fees of a reputable moving company to move the Executive and his immediate family’s home furnishings and assets, and all other expenses reasonably related to any such move.

SECTION 2.    Compensation, Benefits, Executive Reimbursement.

2.1      Compensation & Benefits.  During the Term, Executive shall receive as compensation:

2.1.1  Monthly Base Salary.  A monthly base salary of $6,250.00 (“Monthly Base Salary”) (equivalent to an annual base salary of $75,000.00 (“Annual Base Salary”)), shall be paid in a manner consistent with the Company’s current payroll practices, but no less than once a month.  The Company will withhold all applicable taxes and voluntary deductions in accordance with its standard procedures.  At such time as Syncpointe executes contracts for monthly revenue totaling $200,000.00 (without regard to the actual receipt of payment therefor), or January 1, 2011, whichever comes first, Executive’s Monthly Base Salary shall immediately and automatically increase to $10,416.67 (equivalent to an Annual Base Salary of $125,000.00).  The Executive shall be entitled to a salary review and formal written evaluation on an annual basis, commencing on the one year anniversary of the Employment Commencement Date.  Commencing on the one year anniversary of the Employment Commencement Date, the Annual Base Salary shall be subject to increase based upon a mutually agreed written performance plan which will be considered by the Board and/or the Compensation Committee thereof.

2.1.2   Performance Bonus.  In addition to Executive’s Annual Base Salary, Executive will be eligible to receive an annual performance bonus of up to One Hundred percent (100%) of his then-current Annual Base Salary (“Performance Bonus”) based upon achievement of performance-related benchmarks mutually agreed to in writing by the Executive and the Board (or Compensation Committee thereof).  The initial performance related benchmarks for the period commencing on the Employment Commencement Date and ending on the one (1) year anniversary thereof are attached as Exhibit A (“Performance Bonus Milestones”).  At the commencement of each successive twelve (12) month period during the Term (each such 12-month period, an “Annual Term”), or as closely thereafter as possible, but in no event later than thirty (30) days into an Annual Term, the Parties shall mutually agree on the Performance Bonus Milestones for that upcoming Annual Term.  As soon as reasonably possible after the end of an Annual Term and in no event later than thirty (30) days thereafter, the Company shall determine whether any Performance Bonus is payable and the amount of that bonus, which will be paid in full and in cash within twenty (30) days of such determination.

2.1.3   Benefits.  The Executive shall be entitled to all perquisites, benefits, life, health and disability insurance, as well as participation in any retirement plan (collectively, “Benefits”), as may be maintained by QuamTel and Syncpointe upon the same terms and conditions as maintained for other senior management executives of QuamTel and Syncpointe.  At minimum, these benefits will include health insurance (including health, vision and dental coverage) for the Executive, his spouse and dependents, as well as long and short term disability insurance benefits will be provided consistent with the Company’s policies.  Life insurance shall be provided consistent with the Company’s life insurance and accidental death policy.  Executive shall be entitled to paid personal leave time on the same basis as provided to other senior management executives of QuamTel (but no less than fourteen (14) days of paid vacation during the first Annual Term and twenty-one (21) days per annum thereafter, plus paid holidays).  Any unused personal leave time accrued prior to termination of this Agreement shall be paid in accordance with the Company’s policies.

2.2.     Business Expenses and Equipment.

2.2.1   Reimbursement for Business Expenses.  QuamTel shall provide Executive with a corporate credit card to pay all reasonable and necessary business expenses incurred by the Executive in performing the Services, including but not limited to, cell phone usage, attendance at industry meetings and seminars, and reasonable entertainment and travel expenses (the “Business Expenses”).  To the extent Executive is unable to use a corporate credit card, but rather, must pay for such Business Expenses himself, QuamTel shall promptly reimburse Executive for all such Business Expenses in accordance with the Company’s policies then in effect.

2.3.     Equity Grants & Awards.

2.3.1    Signing Bonus. On the Employment Commencement Date, Executive will be issued One Hundred Forty-Eight Thousand Five Hundred Sixty Two (148,562) shares (the “Initial Shares”) of QuamTel Common Stock, par value $0.001 per share (the “Common Stock”).  The Initial Shares shall be awarded under the Company’s 2009 Equity Incentive Plan (the “Plan”) as an outright grant at no cost to Executive and shall be fully vested upon issuance thereunder and shall be freely transferrable and saleable except as otherwise agreed upon by the Parties and as mandated by applicable law (the “Outright Share Award”).  The value of such Initial Shares for tax and other reporting purposes shall be supported by an independent valuation, Board determination or other methodology reasonably acceptable to both Executive and the Company and the Parties shall cooperate in obtaining same.

Except as expressly set forth above, all equity awards which Executive receives shall be awarded under the Plan without any forfeiture, buyback or other restriction thereunder whatsoever and shall be freely transferrable and saleable, other than as mandated by applicable law.  The Company represents to Executive that an effective SEC Form S-8 registration statement and related resale prospectus covering and permitting the resale of all shares underlying both the Outright Share Award and the Restricted Stock Award is on file and effective as of the Employment Commencement Date (collectively, the “Registration Statement”).  Throughout the Term, the Company agrees to use its best efforts to keep the Registration Statement continuously effective in accordance with the rules and instructions applicable to such registration form.  Without limiting the generality of the foregoing, the Company shall: (i) furnish to Executive such reasonable numbers of copies of the resale prospectus prepared in conformity with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and such other documents as Executive may reasonably request in order to facilitate the public sale or other disposition of the Common Stock owned by Executive; (ii) use its commercially reasonable efforts to register or qualify the Common Stock under the securities or blue sky laws of such states as the Executive shall reasonably request, and do any and all other acts and things that may be reasonably necessary or desirable to enable the Executive to consummate the public sale or other disposition in such states of such shares; (iii) cause all such shares of Common Stock to be listed on each securities exchange or automated quotation system on which securities issued by the Company may then be listed; (iv) notify Executive, promptly after it shall receive notice thereof, of the time when a supplement to any prospectus forming a part of such Registration Statement has been prepared; and (vi)  notify Executive of any request by the SEC for the amending or supplementing of the Registration Statement.

2.3.2   Additional Awards; Tax Matters; Status of Underlying Shares.  Executive may be granted additional stock options, restricted stock or other awards under the Plan or otherwise in an amount and on such terms to be determined by the Board (or Compensation Committee thereof) based on its annual review and assessment of Executive’s overall compensation.

SECTION 3.    Termination.

3.1      Termination for Cause.  Subject to Section 3.3, QuamTel may terminate the Term and all of its obligations under this Agreement for Cause, immediately, at any time upon delivery of written notice to Executive.  Cause” shall mean (i) Executive’s conviction of a felony as defined by the laws of the jurisdiction in which the alleged crime occurred or indictment for or charge with any alleged crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, deceit, or fraud or any act or omission that would generally be understood to constitute a breach of fiduciary duty or duty of loyalty towards the Company or Company’s affiliates, (ii) the habitual use of alcohol which impairs Executive’s ability to perform his duties for the Company, (iii) the use, possession, distribution and/or sale of illegal, non-prescriptive drugs (whether or not at the workplace) or other conduct, even if not in conjunction with his duties hereunder, which could reasonably be expected to, or which does, cause the Company or affiliates of the Company public disgrace or disrepute or economic harm, (iv) any refusal by Executive to perform Executive’s duties under this Agreement or to perform specific directives of the Company’s Board of Directors unless such duties or directives are (A) unethical, illegal or not in the best interest of the Company or Syncpointe, or (B) requested during the Disability Period, (v) gross negligence or willful misconduct with respect to the Company or affiliates of the Company or in the performance of Executive’s duties hereunder, (vi) obtaining any personal profit not disclosed to and approved by the Company’s Board of Directors in connection with any transaction entered into by, or on behalf of, the Company or affiliates of the Company, (vii) violating any of the terms of the Company’s established written policies, (viii) any breach by Executive of the terms, conditions or covenants contained in this Agreement, or (ix) the inability of Executive to perform his material duties hereunder for any consecutive period of one hundred twenty (120) days, other than by reason of disability as determined pursuant to this Section 5.  However, “Cause” shall not be deemed to have occurred unless (A) the Company’s Board of Directors shall have notified Executive of the conduct referred to therein with specificity, and (B) with respect to the conduct set forth in paragraphs (iv), (vii) and (viii) hereof, if such conduct is curable, Executive shall have cured such conduct to the Company’s Board of Directors’ reasonable satisfaction within thirty (30) days after such notice is received by Executive.

3.2      Termination By QuamTel Without Cause.  Subject to Section 3.3, if Executive’s employment terminates prior to end of a Term for any reason other than termination by the Company for Cause, death or disability of Executive, or voluntary resignation by Executive, QuamTel shall continue to make payments of the Executive’s Monthly Base Salary, and provide for all Benefits, for the remainder of the Term, but not to exceed three (3) months of payments.  Such Monthly Base Salary and Benefits will continue to be provided regardless of whether Executive is subsequently employed.

3.3      Termination Payment.  Upon the termination of the Term for any reason, QuamTel shall pay to the Executive or his estate any accrued and unpaid Monthly Base Salary that has not yet been paid but earned through the last day of employment, and any Performance Bonus to be paid under this Agreement but which has not been paid, as well as any business expenses incurred but not yet reimbursed.

SECTION 4.     Miscellaneous.

4.1       Withholding.  QuamTel shall withhold such amount from any salary or other benefits payable to the Executive under this Agreement on account of payroll and other taxes as required by applicable law or regulation of any governmental authority.

4.2       Waivers; Modification.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each Party.

4.3       Entire Agreement.  This Agreement (including the Confidentiality Agreement) contains the ENTIRE AGREEMENT between the Parties with respect to the employment of the Executive, and supercedes and replaces any other other employment agreement Executive may have with the Company or Syncpointe.  This Agreement hereby expressly excludes from application all other QuamTel employment policies, practices or benefits from application unless expressly referenced herein, and terminates and supersedes all other written or oral agreements, representations or understanding among the Parties with respect to the Executive’s employment.  If any term of this Agreement shall be in conflict with the terms of any subsequently established QuamTel policy or executive practice, the terms of this Agreement shall prevail.

4.4       Indemnification.

4.4.1   The Executive shall be indemnified by the Company to the same extent as other executives are covered by insurance, and indemnification provisions in the Company’s articles of incorporation and bylaws.

4.4.2    The Company represents and warrants: (a) that Executive shall be covered and insured up to the maximum limits provided by all insurance which the Company maintains to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors); and (b) that the Company will use commercially reasonable efforts to maintain such insurance in effect throughout the Term of Executive’s employment.

4.5       Intellectual Property and Related Concerns.  The Company considers the protection of its confidential information and proprietary materials to be very important.  Therefore, as a condition of Executive’s employment, the Executive will execute the Confidentiality and Invention Assignment Agreement which is attached to this Agreement as Exhibit B (the “Confidentiality Agreement”).

4.6       Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may otherwise succeed to its assets or business.  Notwithstanding anything herein to the contrary, the Company will require that any successor (whether direct or indirect by merger, consolidation, asset transfer or otherwise) to all or substantially all of the Company’s business and assets expressly assume and agree in a writing reasonably satisfactory to Executive to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it had no such succession had taken place.  Failure of the Company to obtain such written agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement.

4.7       Notices. Any notices required or permitted hereunder must be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery.  All communications shall be sent to the Company at its primary home office location and to Executive at Executive’s address as listed on the Company payroll, or at such other address as the Company or the Executive may designate by ten (10) days advance written notice to the other.

SECTION 5.     Restrictive Covenants.

5.1       Definitions.  “Business” shall mean the development and distribution of mobile expense management applications.

5.2       Non-Compete and Non-Solicitation. While Executive is employed by the Company and for the period of time specified in subsections (a), (b) and (c) below after the termination of Executive’s employment with the Company (the “Restricted Period”), Executive shall not, either alone or in association with others, anywhere in the United States of America or any other territory in which the Company is actually conducting business at the time of termination of Executive’s employment with the Company:

(a) For a period of one (1) year, engage in Business (whether as owner, partner, officer, director, employee, independent contractor, consultant, investor, lender or otherwise, except as the holder of not more than three percent (3%) of the outstanding stock of a publicly-held company); or

(b) For a period of one (1) year, contact, solicit or attempt to induce any person or entity (including referral sources, agents and brokers) who is or has been a customer of Syncpointe during the Restricted Period, to purchase products or services which are directly in competition with any products or services developed, under development, manufactured, marketed, sold or provided by Syncpointe from any person or entity (other than Syncpointe); or

(c) For a period of one (1) year, (i) induce, or permit or cause any organization directly or indirectly controlled by Executive or for which Executive renders services, to induce any employee or independent contractor of Syncpointe to terminate his or her employment or engagement with Syncpointe, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by Executive, or for which Executive renders services, to solicit for employment, hire or engage as an independent contractor, any person who was employed or engaged by Syncpointe at any time during the term of Executive’s employment with the Company; provided that clause (ii) shall not apply to the solicitation, hiring or engagement of any individual whose employment or engagement with Syncpointe has been terminated for a period of one (1) year or longer.

5.3           Remedies; Specific Performance.  The Parties acknowledge and agree that Executive’s breach or threatened breach of any of the restrictions set forth in Section 5 will result in irreparable and continuing damage to Syncpointe for which there may be no adequate remedy at law.  Executive hereby consents to the grant of an injunction (temporary or otherwise) against Executive or the entry of any other court order against Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of Section 5, without the necessity of the Company or Syncpointe posting a bond or other security.  Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company or Syncpointe against him for such breaches or threatened or attempted breaches.

SECTION 6.  Executive’s Representations.

Executive hereby represents and warrants to the Company that (i) he has entered into this Agreement of his own free will for no consideration other than as referred to herein, (ii) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (iii) Executive is not a party to or bound by any employment agreement, non-competition agreement, non-solicitation agreement, confidentiality agreement or other similar agreement with any other person or entity that would prevent him from or interfere with Executive’s ability to fulfill his obligations hereunder and (iv) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive further acknowledges and agrees that he is being hired for his general skills and knowledge, and not for any confidential proprietary information to which he may have had access or possessed prior to his relationship with the Company.  Executive agrees that he will not disclose to the Company or affiliates of the Company, or use in his work at the Company, any confidential information and/or trade secrets belonging to others, including Executive’s prior employers.  Executive acknowledges that he has been instructed by the Company not to remove or bring to the Company any information, records, or documents from Executive’s prior employers, and that he has not retained any confidential information, records or documents in hard copies or electronic format from any prior employers.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first written above.

COMPANY:

QUAMTEL INC.

By: /s/ Stuart Ehrlich

EXECUTIVE

By: /s/ Scott Jonasz

Exhibit A

Performance Bonus Milestones for Initial Annual Term

The Performance Bonus will be created and approved by the Board of Directors within 30 days of the execution of this employee agreement

Exhibit B

EXECUTIVE CONFIDENTIALITY AND INVENTION ASSIGNMENT AGREEMENT

THIS EXECUTIVE CONFIDENTIALITY AND INVENTION ASSIGNMENT AGREEMENT (the "Agreement") is entered into as of August 18th, 2010 (the “Effective Date”), between Syncpointe Inc., on behalf of itself and its Affiliates (collectively, “Syncpointe” or the “Company”), and Scott M. Jonasz (“Executive”).  Executive acknowledges that in connection with Executive’s employment with QuamTel, Inc. pursuant to the terms of an employment agreement (“Employment Agreement”), Executive gains access to and may assist in the creation and maintenance of Confidential Information (defined below).  Executive desires to be employed, subject to the following terms and conditions.  “Affiliate(s)” means any entity that directly or indirectly controls, is controlled by, or is under common control with Company.

ACCORDINGLY, THE PARTIES, INTENDING TO BE LEGALLY BOUND, HEREBY AGREE AS FOLLOWS:

1.           Confidentiality.  In connection with the employment relationship described herein and in the Employment Agreement, the Company may disclose to Executive, or place Executive in a position to have access to or to develop, confidential or proprietary information or trade secrets of the Company and other persons and entities with which the Company interacts.  During and after Executive’s employment with the Company, Executive shall (a) not disclose or use, or give permission to any third party to disclose or use, any Confidential Information except to perform Executive’s employment responsibilities, and (b) maintain, preserve, and protect against any disclosure of any Confidential Information except to perform Executive’s employment responsibilities.  “Confidential Information” means any and all non-public Company information, in whatever form and however stored or recorded, to which Executive gains access or knowledge as a result of Executive’s employment with the Company, including information with respect to the Company conceived, created, discovered or developed by Executive.  Confidential Information includes, but is not limited to, the following types of non-public Company information relating to Company’s existing or demonstrably contemplated business, whether or not reduced to writing: research, processes, products, services, technology, know-how, designs, schematics, formulae, developments, Inventions (defined below), methods, software and computer codes or instruction, software documentation, equipment, costs, plans, customer lists, suppliers, prospect lists, sales or marketing information, business studies, business procedures or methods, salary and benefits information, personnel information, financial and accounting information, non-public information which the Company obtains from another party (including Customers (defined below)) and which the Company treats or has agreed to keep as proprietary or confidential, and any other materials or information that have not been made available to the general public.  Executive shall not be obligated to maintain the confidentiality of any Confidential Information that: (v) was demonstrably in the Executive's possession prior to the time it was acquired from Company and which was not directly or indirectly acquired from Company and which the Executive is not under a duty of confidentiality to maintain; (w) was demonstrably made available to Executive by a third party and which the Executive is not under a duty of confidentiality to maintain; (x) is required to be disclosed by law, court order or subpoena, provided that Executive complies with the terms of this Section 1; (y) is part of the public domain through a source other than a wrongful act of Executive; or (z) with respect to Executive’s salary and benefit information, Executive discloses to his confidential professional advisors (including without limitation mortgage brokers, insurance brokers, lenders, recruiters, or any other advisor for which this information is collected in the ordinary course of providing services not competitive to the Company or a government agency) or prospective employers.  Confidential Information that comprises a combination of features shall not be within any of the exceptions set forth above merely because individual features are known or received by Executive or are in or fall into the public domain, but only if the combination is known or received by the Executive or is in or falls into the public domain. Failure to mark any information that is confidential or proprietary to the Company will not affect its status as Confidential Information under this Agreement.  In the event that Executive receives a request to disclose all or any part of any Confidential Information under the terms of a subpoena, court order or other order issued by a court of competent jurisdiction or by another governmental agency, Executive shall: (i) promptly notify Company of the existence, terms and circumstances surrounding such a request; (ii) consult with Company on the advisability of taking steps to resist or narrow such request; (iii) if disclosure of such Confidential Information is required, furnish only such portion of the Confidential Information as Executive is advised by counsel is legally required to be disclosed; and (iv) cooperate with Company, at Company’s expense, in its efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information that is required to be disclosed.

2.           Company Property.  Except to the extent otherwise agreed to in writing by the Company and Executive, all Confidential Information and other Company property, whether tangible or intangible, obtained by Executive from the Company during Executive’s employment with the Company (collectively, “Company Property”) are and shall remain the sole and exclusive property of the Company.  Company Property includes, but is not limited to, any Company equipment, documents, drawings, memoranda, notes, records, files, correspondence, manuals, research materials, models, specifications, computer programs, lists, e-mail, voice mail, electronic databases, maps and all other writings or materials of any type embodying any non-public information relating to the Company.  Executive shall not remove from the Company’s offices or premises any Company Property unless necessary for and in accordance with Executive’s duties and responsibilities of employment with the Company.  If Executive removes any of such material or property, Executive shall return such property to its proper files or places of safekeeping as promptly as possible after Executive’s removal of such property has served its specific purpose.  Upon Executive’s termination of employment with the Company, under any circumstances and for whatever reason, Executive shall promptly deliver to the Company all Company Property and all copies thereof.  It is the specific intent of the parties that Executive shall not retain, for any reason, any Company Property (or copies thereof), after termination of Executive’s employment with the Company.

3.	Invention Assignment.

3.1           Prior Inventions.  Executive represents that Executive does not own or have rights to any inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets (“Prior IP”) which were made by Executive prior to Executive’s employment with Company and relate to the current business of the Company unless such Prior IP is disclosed in writing on Attachment A.

3.2           Assignment of Inventions.  Executive shall promptly make full written disclosure to the Company, hold in trust for the sole right and benefit of the Company and hereby assigns (without further consideration) to the Company, or its designee, all of Executive’s right, title, and interest (throughout the United States and in all foreign countries) in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas and information and data (including any and all Confidential Information), whether or not patentable or registrable under copyright or other similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, and that relate at the time of conception or reduction to practice to the Company’s business, or actual or demonstrably anticipated research or development of the Company, in the course of and during the period of time Executive is in the employ of the Company (whether during regular business hours or outside of regular business hours), as well as any and all patent, copyright, trademark, trade secret and other intellectual property rights directed to the foregoing (collectively, “Inventions”).  Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) which are directed to the Company’s business and which are made during the period of Executive’s employment with the Company (whether during regular business hours or outside of regular business hours) and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.  To the extent that such original works of authorship (“Works”) are not deemed “works made for hire,” Executive hereby assigns all proprietary rights in the Works to the Company, without a need for further compensation.  To the extent allowed by law, this assignment of Inventions, Works and any intellectual property rights  directed thereto (“Company IP”) includes all rights of integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” or the like (collectively, “Moral Rights”).  To the extent Executive retains any such Moral Rights under applicable law, Executive hereby provides and grants all necessary ratifications and consents to any action that may be taken by or authorized by the Company with respect to securing such Moral Rights, and Executive shall not assert any Moral Rights with respect thereto.  Executive shall confirm any such ratifications, consent, and agreements from time to time as requested by the Company.  Executive understands and acknowledges that the decision whether or not to commercialize or market any Company IP is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Executive as a result of the Company’s efforts to commercialize or market any such Invention.

3.3         Executive Representation.  Executive hereby represents and warrants that he will not disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is confidential to any third party unless the Company has a written agreement with such third party allowing the Company to receive and use such information or materials.  The Executive further represents and warrants that he will not incorporate into the Executive’s work any material which Executive knows is subject to the proprietary rights of any third party, unless the Company has the right to incorporate such material.

3.4           Further Assurances.  Executive shall assist the Company, or its designee, at the Company’s expense, in every reasonable way requested by the Company to secure the Company’s rights in the Company IP and any copyrights, patents, trademarks, or other intellectual property rights directed thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary to apply for and obtain such rights and to assign and convey to Company, its successors, assigns, and nominees, the sole and exclusive rights, title and interest in and to such Company IP and any copyrights, patents, mask work rights or other intellectual property rights directed thereto.  Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers to secure or otherwise protect Company IP, shall continue after the termination of this Agreement.  If the Company is unable, because of Executive’s mental or physical incapacity, or for any other reason, to secure Executive’s signature to give effect to the terms of  Sections 3.2 and this Section 3.4 to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Company IP or other Works assigned to the Company, then Executive hereby designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact for the limited purpose of acting for and on Executive’s behalf and stead to execute and file and prosecute any such applications and to give effect to the terms of Section 3.2 and this Section 3.4, including the prosecution and issuance of letters patent or copyright registrations thereon, with the same legal force and effect as if executed by Executive.

4.           General Terms.

4.1           Rules of Construction.  As used in this Agreement, unless the context otherwise requires, (a) "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; (b) the singular includes the plural; and (c) headings of the various Sections and subsections are for convenience of reference only and will not be given any effect for purposes of interpreting this Agreement.  Each Party has read and agrees to the specific language of this Agreement.  The Parties further agree that no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any Party by reason of that Party’s role in drafting this Agreement.

4.2           Entire Agreement; Amendments.  This Agreement (including the Employment Agreement) constitutes the complete agreement between the Company and Executive and supersedes all prior agreements, oral or written, and any other communication relating to the subject matter of this Agreement.  This Agreement may not be amended or modified except in a writing signed by the Company and Executive.  Executive acknowledges that: (a) the Company may assign this Agreement to a successor of the Company; and (b) Executive may not assign this Agreement.  The parties intend that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Company and Executive.

EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, HAS BEEN GIVEN AN OPPORTUNITY TO OBTAIN COUNSEL AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Executive Confidentiality and Invention Assignment Agreement as of the Effective Date.

SYNCPOINTE INC.

By: /s/ Scott Jonasz Manager

EXECUTIVE:

By: /s/ Scott Jonasz

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